UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): July 31, 2015

Juno Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36781	46-3656275
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

307 Westlake Avenue North, Suite 300

Seattle, Washington 98109

(Address of principal executive offices) (Zip code)

(206) 582-1600

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On July 31, 2015, Juno Therapeutics, Inc. (“Juno”) received notice of early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to its previously announced collaboration with Celgene Corporation and Celgene RIVOT Ltd. (collectively, “Celgene”) and the initial purchase of shares of Juno’s common stock by Celgene. As a result, the Master Research and Collaboration Agreement, dated June 29, 2015 (the “Collaboration Agreement”), by and among Juno, Celgene Corporation, and Celgene RIVOT Ltd., became effective on July 31, 2015. Celgene is required to pay Juno approximately $150.2 million as an upfront payment upon effectiveness of the Collaboration Agreement.

Additionally, on August 4, 2015, Juno closed the sale of 9,137,672 shares of its common stock to Celgene RIVOT Ltd. at an aggregate cash price of approximately $849.8 million, or $93.00 per share of common stock. The sale of shares was made pursuant to the terms of that certain Share Purchase Agreement entered into June 29, 2015, by and among Juno, Celgene Corporation, and Celgene RIVOT Ltd., as previously reported by Juno on its Current Report on Form 8-K filed with the Securities and Exchange Commission on June 29, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JUNO THERAPEUTICS, INC.

Date: August 4, 2015	By:	/s/ Bernard J. Cassidy
	Name:	Bernard J. Cassidy
	Title:	General Counsel and Secretary